Exhibit 4.9(xiv)

Portions of this exhibit have been omitted in accordance with Form 20-F’s Instructions as to Exhibits.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

CCB Small and Micro Enterprise "Shanxin Loan" Loan Contract
(Public Version)

Contract No.: 310010715626522521

Borrower (Party A, the borrowing enterprise and co-borrower under this Contract are collectively referred to as "Party A" or "Borrower", meaning all or any one of them):

Borrowing Enterprise Name: WIPO (Shanghai) New Energy Technology Co. Ltd

Unified Social Credit Code: 91310107324485470F

Address: 3rd Floor, Building 19, No. 8, Guo Shoujing Road 498, China (Shanghai) Pilot Free Trade Zone, Putuo District, Shanghai

Postal Code: 200131

Legal Representative (Person in Charge): Yuejin Liu

Fax:

Telephone: [REDACTED]

Co-Borrower Name: Yuejin Liu

Address: 3rd Floor, Building 19, No. 8, Guo Shoujing Road 498, China (Shanghai) Pilot Free Trade Zone, Putuo District, Shanghai

Postal Code: 200131

ID Document Name and Number: Resident Identity Card, [REDACTED]

Telephone: [REDACTED]

Lender (Party B): CCB Shanghai Putuo Branch

Address: No. 95 Changshou Road

Postal Code: 200060

Person in Charge: Sun Yinan

Fax: 86-021-62996298

Telephone:

In accordance with the relevant laws, regulations, and rules, Party A and Party B, through mutual consultation, hereby enter into this Contract for mutual compliance.

Article 1 Loan Limit

The loan limit provided by Party B to Party A is RMB (in words) FIVE MILLION YUAN ONLY.

The "loan limit" referred to in this Contract means the limit on the principal balance of working capital loans provided by Party B to Party A during the validity period of the limit as agreed in this Contract.

During the validity period of the limit, the manner in which Party A uses the loan limit shall be Option 1:

(1) Revocable. During the validity period of the limit, Party A may use the loan limit on a revolving basis. As long as the outstanding principal balance of loans under this Contract does not exceed the loan limit, Party A may continuously apply for loans, regardless of the number of times and the amount of each loan, provided that the sum of the loan amount applied for by Party A and the outstanding principal balance of loans under this Contract shall not exceed the loan limit.

(2) Non-revocable. During the validity period of the limit, Party A may not use the loan limit on a revolving basis. Party A may continuously apply for loans, but after repayment of a loan, the corresponding loan limit for that loan may not be used again, meaning the cumulative amount drawn shall not exceed the loan limit.

Article 2 Loan Purpose and Repayment Source

Party A shall use the loan for daily production and operation turnover.

The repayment source for the loan under this Contract shall be funds recovered from production and operation.

Article 3 Validity Period of Loan Limit

The validity period of the loan limit under this Contract shall be from May 23, 2023 to May 23, 2026 (hereinafter referred to as the "Validity Period of the Limit"). For individual loans occurring during the validity period of the limit, Party A shall repay the loans no later than the expiry date of the validity period of the limit.

Upon termination of the validity period of the limit, any unutilized loan limit shall automatically expire.

The term of an individual loan means the period from the date of drawdown of the individual loan to the agreed repayment date.

Loan drawdown means the act of Party B disbursing the limit loan to the loan disbursement account in accordance with Party A's application and the provisions of this Contract.

Article 4 Use of Loan Limit

Within the validity period of the limit and the loan limit, Party A may apply for loans on a draw-by-draw basis as needed and complete the corresponding procedures. Party B shall disburse the loan funds to the agreed loan disbursement account based on Party A's application status and the provisions of this Contract.

The commencement date of the term of an individual loan shall be the date on which the loan funds are disbursed to the loan disbursement account.

The loan maturity date means the expiry date of the validity period of the limit. For individual loans occurring during the validity period of the limit, Party A shall repay the loans no later than the expiry date of the validity period of the limit in accordance with Article 8.

Article 5 Loan Interest Rate, Penalty Interest Rate, and Interest Calculation and Settlement

I. Loan Interest Rate

1. The loan interest rate under this Contract is an annualized rate, calculated on a simple interest basis, and shall be executed at a fixed rate, i.e., the LPR rate plus (select "plus" or "minus") 45.0 basis points (1 basis point = 0.01%, precise to 0.01 basis point). During the loan term, this rate shall remain unchanged.

2. There are no fees directly related to the loan under this Contract.

3. Taking into account the above loan interest and fees directly related to the loan, calculated on a simple interest basis, the combined annualized rate of interest and fees (hereinafter referred to as the "Combined Annualized Rate of Interest and Fees") under this Contract shall be executed at the LPR rate plus (plus/minus) 45.0 basis points (1 basis point = 0.01%, precise to 0.01 basis point).

II. Penalty Interest Rate

If Party A fails to use the loan for the agreed purpose, the penalty interest rate shall be the loan interest rate increased by 100%. If Party A fails to fully repay the principal and interest of any installment within the time limit agreed in this Contract, it shall constitute a loan default, and the penalty interest rate shall be the loan interest rate increased by 50%. For loans that are simultaneously in default and misappropriated, the heavier penalty shall apply for the calculation of penalty interest and compound interest.

III. The "commencement date of interest" referred to in this Article means the date on which an individual loan is transferred to the loan disbursement account agreed in Article 7 of this Contract (hereinafter referred to as the "Loan Disbursement Account"). The LPR rate under this Contract means the one-year loan prime rate (LPR) published by the National Interbank Funding Center on the working day prior to the effective date of this Contract.

IV. Loan interest shall be calculated from the date on which the loan is transferred to the Loan Disbursement Account. Interest shall be calculated on a daily basis, with the daily interest rate = annual interest rate / 360. If Party A fails to pay interest on the interest settlement date agreed in this Contract, compound interest shall be calculated from the following day.

V. Interest Settlement

The loan under this Contract shall bear interest on a monthly basis, with the interest settlement date fixed as the 20th day of each month.

Article 6 Loan Disbursement and Payment

I. Prerequisites for Loan Disbursement

Unless Party B waives all or part of the following conditions, Party B shall only be obligated to disburse the loan when all of the following prerequisites are continuously satisfied:

1. Party A has completed all approvals, registrations, deliveries, insurance, and other statutory procedures related to the loan under this Contract;

2. Where this Contract provides for security, the security meeting Party B's requirements has become effective and remains valid;

3. Party A has opened the accounts for drawdown and repayment as required by Party B;

4. Party B has received Party A's loan drawdown application and has reviewed and approved it;

5. Party A has not occurred any default event stipulated in this Contract;

6. Any circumstance that may endanger Party B's claims as agreed in this Contract has not occurred;

7. Laws, regulations, rules, or competent authorities do not prohibit or restrict Party B from disbursing the loan under this Contract;

8. Party A's financial indicators continuously meet Party B's relevant requirements for loan disbursement;

9. Party A has submitted the relevant materials before loan disbursement in accordance with this Contract;

10. The materials provided by Party A to Party B are lawful, true, complete, accurate, and valid, and meet other requirements raised by Party B.

11. Other Prerequisites: None.

II. Party A's Autonomous Payment

Individual loan drawdowns may be made through Party A's autonomous payment, i.e., after Party B disburses the loan funds to the Loan Disbursement Account based on Party A's drawdown application, Party A shall autonomously pay the funds to its counterparties. Party A shall ensure that its counterparties are consistent with the specific purpose of the loan and the transaction materials.

III. Regardless of whether Party B's entrusted payment or Party A's autonomous payment is adopted, once the loan funds enter the Loan Disbursement Account, it shall be deemed that Party B has fulfilled its disbursement obligations. Party A shall ensure that the status of the Loan Disbursement Account is normal (including but not limited to not being frozen by competent authorities). The risks, liabilities, and losses arising from the freezing, deduction, or other actions by competent authorities after the loan funds enter the Loan Disbursement Account shall be borne by Party A. Party A shall compensate Party B for all losses suffered thereby.

Article 7 Account Use and Monitoring

I. Loan Disbursement Account

The Loan Disbursement Account under this Contract is the account opened by Party A with Party B (Account No.: 31050177363900001920).

II. Fund Recovery Account

1. Party A shall use the existing account opened with Party B (Account No.: ) as the fund recovery account.

2. Party B shall have the right to manage the inflow and outflow of funds in this account. Specifically,

(1) Timing of fund recovery: Recovery funds shall be in place no later than the repayment date agreed in this Contract.

(2) The fund recovery account shall meet other requirements raised by Party B.

Article 8 Repayment

I. Repayment Principles

The repayment by Party A under this Contract shall be made in accordance with the following principles:

Party B shall have the right to apply Party A's repayment first to the repayment of various expenses that Party A is obligated to bear but that Party B has advanced under this Contract, as well as the expenses incurred by Party B in realizing its claims. The remaining amount shall be applied in accordance with the principle of "interest first, then principal, with interest following principal." However, for loans where the principal has been overdue for more than ninety (90) days without recovery, or where the interest has been overdue for more than ninety (90) days without recovery, or for loans otherwise stipulated by laws, regulations, or rules, Party A's repayment shall be applied in accordance with the principle of "principal first, then interest" after the repayment of the above expenses.

II. Interest Payment

Party A shall pay the due interest to Party B on the interest settlement date. The first interest payment date shall be the first interest settlement date after loan disbursement. Upon the final repayment, all interest shall be paid together with the principal.

III. Repayment Methods

Party A shall deposit sufficient funds for the current period's due amount in the fund recovery account or other accounts opened with Party B or in the guarantor's personal account before the repayment date agreed in this Contract and make the repayment by transfer (Party B shall also have the right to deduct funds from such account for repayment), or transfer funds from other accounts for repayment on the repayment date agreed in this Contract.

Party A shall select Option 1 to repay the loan:

(1) Borrow and Repay at Any Time

The loan under this Contract may be borrowed and repaid at any time, meaning that before the loan maturity date agreed in this Contract, Party A shall pay interest on a monthly basis and may prepay part or all of the principal and interest of the loan or settle the entire loan at any time. Party A shall deposit sufficient funds for the due amount in the fund recovery account before the loan maturity date agreed in this Contract and make the repayment by transfer (Party B shall also have the right to deduct funds from such account for repayment), or transfer funds from other accounts for repayment.

(2) Fixed-Term Repayment

The loan under this Contract shall bear interest on a monthly basis, with the principal repaid at maturity. Party A shall pay the due interest to Party B on the interest settlement date, with the first interest payment date being the first interest settlement date after loan disbursement. Upon the final repayment, all interest shall be paid together with the principal. Party A shall deposit sufficient funds for the current period's due amount in the fund recovery account before the repayment date agreed in this Contract and make the repayment by transfer (Party B shall also have the right to deduct funds from such account for repayment), or transfer funds from other accounts for repayment on the repayment date agreed in this Contract.

IV. Prepayment

Where Party A repays in installments, if Party A prepays part of the principal, Party B shall have the right to select the repayment sequence in either the normal order or the reverse order of the repayment plan.

Party A's prepayment of principal shall be calculated based on the actual number of days of use and the loan interest rate determined in Article 5 of this Contract.

After prepayment, the outstanding loan shall still be executed at the loan interest rate agreed in this Contract.

Where Option (2) Fixed-Term Repayment under Article 8, Section III is adopted and prepayment is required, Party A shall go to the business counter designated by Party B to complete the prepayment procedures.

Article 9 Rights and Obligations of Party A

I. Rights of Party A

(1) Party A shall have the right to submit applications for loan drawdown to Party B in accordance with this Contract;

(2) Party A shall have the right to use the loan for the purposes agreed in this Contract;

(3) Party A shall have the right to require Party B to keep confidential the financial materials and business secrets related to production and operation provided by Party A, except as otherwise provided by laws, regulations, and rules, as required by competent authorities, or as otherwise agreed by both Parties;

(4) Party A shall have the right to refuse any demand for bribes by Party B and its staff, and to report to the relevant authorities any such conduct or any violation by Party B of national laws and regulations concerning credit interest rates, service charges, etc.

II. Obligations of Party A

(1) To draw down the loan and fully repay the principal and interest of the loan in accordance with this Contract, and to bear all expenses agreed in this Contract;

(2) To provide various materials including financial and accounting materials and production and operation status materials as required by Party B;

(3) If Party A experiences any material adverse event affecting its debt repayment capacity or any other circumstance endangering Party B's claims, or if any change occurs in its name, legal representative (person in charge), domicile, business scope, registered capital, or articles of association or other industrial and commercial registration matters, Party A shall notify Party B in writing within three (3) working days after the occurrence thereof, and attach the relevant materials after the change;

(4) Party A shall use the loan for the purposes agreed in this Contract, and shall not misappropriate or divert the loan or use bank loans for illegal or non-compliant transactions, shall not use the loan for investments in fixed assets or equity, shall not use the loan for investments in stocks or other securities or equity investments, shall not use the loan for futures trading, shall not use the loan for fields or purposes prohibited by the state for production or operation, and shall not use the loan to replace liabilities arising from Party A's investments in fixed assets or equity. Party A shall cooperate with and accept Party B's inspection and supervision of its production, operation, and financial activities, as well as the use and payment of the loan under this Contract, and shall cooperate with and accept Party B's relevant requirements for post-lending management. Party A shall not withdraw funds, transfer assets, or use related party transactions to evade its debts to Party B. Party A shall not use fictitious contracts with related parties to discount or pledge receivable bills, accounts receivable, or other claims without genuine trade background at the bank to obtain bank funds or credit facilities. Party A shall pay the loan funds in accordance with this Contract and shall not circumvent Party B's entrusted payment by splitting amounts into smaller sums or other means;

(5) If Party A uses the loan under this Contract for production and manufacturing, it shall comply with the state's relevant regulations on environmental protection;

(6) Before fully repaying the principal and interest of the loan to Party B, Party A shall not provide security to any third party with the assets formed by the loan under this Contract without Party B's consent;

(7) If Party A is a group customer, it shall promptly report to Party B the related party transactions exceeding 10% of Party A's net assets, including: (1) the related party relationships of the transaction parties; (2) the transaction items and nature; (3) the transaction amount or corresponding proportion; (4) pricing policy (including transactions with no amount or only a nominal amount);

(8) Before engaging in any merger, demerger, equity transfer, external investment, or substantive increase in debt financing, Party A shall obtain Party B's prior written consent. However, Party B's written consent shall not affect Party B's right to take the remedies agreed in this Contract when Party B considers that the above acts may endanger the safety of its claims;

(9) Party A shall periodically summarize and report to Party B the use and payment of the loan.

(10) The debts under this Contract are joint and several debts of the co-borrower and the borrowing enterprise. Once Party B disburses the loan in accordance with this Contract, Party B may assert all claims against either the borrowing enterprise or the co-borrower. Neither the borrowing enterprise nor the co-borrower may refuse to perform its repayment obligations to Party B on the grounds of any internal agreement on debt allocation or any other objection. The borrowing enterprise may not refuse to perform its repayment obligations on the grounds that the loan was used or misappropriated by the co-borrower, and the co-borrower may not refuse to perform its repayment obligations on the grounds that the loan was used or misappropriated by the borrowing enterprise.

Article 10 Rights and Obligations of Party B

I. Party B shall have the right to require Party A to repay the loan principal, interest, and expenses on schedule, shall have the right to manage and control the payment of loan funds, shall have the right to dynamically monitor Party A's overall cash flow, shall have the right to recover the loan in advance based on Party A's fund recovery status, and shall have the right to exercise other rights agreed in this Contract and require Party A to perform its other obligations under this Contract;

II. To disburse the loan in accordance with this Contract, except for delays or failures caused by Party A's reasons or other reasons not attributable to Party B;

III. To keep confidential the financial materials and business secrets related to production and operation provided by Party A, except as otherwise provided by laws, regulations, and rules, as required by competent authorities, or as otherwise agreed by both Parties;

IV. Not to provide bribes to Party A or its staff, or to demand or accept bribes from them;

V. Not to engage in any dishonest conduct or conduct that damages Party A's legitimate interests.

Article 11 Liability for Breach and Remedial Measures for Circumstances Endangering Party B's Claims

I. Party B's Default and Liability for Breach

(1) If Party B fails to disburse the loan without justifiable cause in accordance with this Contract, Party A may require Party B to continue to disburse the loan in accordance with this Contract;

(2) If Party B charges Party A interest or fees that should not be charged in violation of the prohibitive provisions of national laws and regulations, Party A shall have the right to require Party B to refund such amounts.

II. Party A's Default

(1) Party A violates any provision of this Contract or any statutory obligation;

(2) Party A expressly states or indicates by its conduct that it will not perform any of its obligations under this Contract.

III. Circumstances That May Endanger Party B's Claims

(1) If any of the following circumstances occurs, and Party B considers that it may endanger the safety of the claims under this Contract: Party A undergoes contracting, trusteeship (receivership), leasing, shareholding reform, reduction of registered capital, investment, joint venture, merger, consolidation, acquisition and restructuring, demerger, joint venture, equity transfer, substantive increase in debt financing, (being) applied for business suspension and rectification, applied for dissolution, revoked, (being) applied for bankruptcy, change of controlling shareholder/actual controller, or material asset transfer, production suspension, business suspension, being imposed with substantial fines by competent authorities, being deregistered, being revoked of business license, being involved in material legal disputes, experiencing serious difficulties in production and operation or deterioration of financial condition, decline in credit status, or the legal representative or principal person in charge being unable to perform his/her duties normally;

(2) If any of the following circumstances occurs, and Party B considers that it may endanger the safety of the claims under this Contract: Party A fails to perform other due debts (including due debts to CCB institutions at all levels or other third parties), transfers property at low prices or without consideration, establishes a right of residence on its own or jointly owned real estate, reduces third-party debts, neglects to exercise its claims or other rights, or provides security to third parties; Party A's financial indicators fail to continuously meet Party B's relevant requirements; abnormal fluctuations occur in the funds in any of Party A's accounts (including but not limited to fund recovery accounts and other accounts monitored by Party B); Party A experiences a material cross-default event; Party A's main business profitability is weak; abnormal use of loan funds occurs;

(3) Party A's shareholders abuse the independent status of the corporate legal person or the limited liability of shareholders to evade debts, and Party B considers that this may endanger the safety of the claims under this Contract;

(4) Any prerequisite for loan disbursement agreed in this Contract is not continuously satisfied;

(5) If any of the following circumstances occurs with the guarantor, and Party B considers that it may endanger the safety of the claims under this Contract:

1. Violation of any provision of the guarantee contract or any false, erroneous, or omitted representation or warranty;

2. Occurrence of contracting, trusteeship (receivership), leasing, shareholding reform, reduction of registered capital, investment, joint venture, merger, consolidation, acquisition and restructuring, demerger, joint venture, equity transfer, substantive increase in debt financing, (being) applied for business suspension and rectification, applied for dissolution, revoked, (being) applied for bankruptcy, change of controlling shareholder/actual controller or material asset transfer, transfer of property at low prices or without consideration, establishment of a right of residence on its own or jointly owned real estate, reduction of third-party debts, neglect to exercise claims or other rights, production suspension, business suspension, being imposed with substantial fines by competent authorities, being deregistered, being revoked of business license, being involved in material legal disputes, experiencing serious difficulties in production and operation or deterioration of financial condition, decline in credit status, or the legal representative or principal person in charge being unable to perform his/her duties normally, which may affect the guarantor's ability to assume the guarantee;

3. Loss of or other circumstances;

(6) If any of the following circumstances occurs with the mortgage or pledge, and Party B considers that it may endanger the safety of the claims under this Contract:

1. Due to the acts of third parties, state expropriation, confiscation, requisition, recovery without compensation, demolition, changes in market conditions, or any other reason, the mortgaged property or pledged property is damaged, destroyed, or reduced in value;

2. The mortgaged property or pledged property is sealed, seized, subject to a right of residence, frozen, deducted, detained, auctioned, or supervised by administrative authorities, or the ownership is in dispute;

3. The mortgagor or pledgor violates any provision of the mortgage contract or pledge contract, or any representation or warranty is false, erroneous, or omitted;

4. Other circumstances that may endanger;

(7) The security is not established, not effective, invalid, revoked, or terminated, the guarantor breaches the contract or expressly states or indicates by its conduct that it will not perform its guarantee obligations, or the guarantor partially or fully loses its guarantee capacity, the value of the security is reduced, or other circumstances occur, and Party B considers that this may endanger the safety of the claims under this Contract;

(8) Other circumstances that Party B considers may endanger the safety of the claims under this Contract.

IV. Remedies of Party B

If any of the circumstances stipulated in Section II or Section III of this Article occurs, without the need for prior notice, Party B shall have the right to exercise one or more of the following rights:

(1) Suspend the disbursement of loans;

(2) Supplement the conditions for loan disbursement and payment;

(3) Change the method of loan payment in accordance with the provisions of this Contract;

(4) Declare the loan immediately due and require Party A to immediately repay all due and undue debts under this Contract, including principal, interest, and expenses;

(5) Correspondingly adjust, cancel, or terminate the loan limit, or adjust the validity period of the limit.

(6) If Party A fails to use the loan for the agreed purpose, for the misappropriated portion, interest and compound interest shall be calculated and collected at the penalty interest rate and the interest settlement method agreed in this Contract from the date of misappropriation until the full repayment of principal and interest;

(7) If the loan is in default, for the principal and interest of the loan that Party A fails to repay on time (including the principal and interest of the loan declared due in whole or in part by Party B), interest and compound interest shall be calculated and collected at the penalty interest rate and the interest settlement method agreed in this Contract from the date of default until the full repayment of principal and interest. Loan default means Party A's failure to repay the loan on schedule or beyond the time limit of the agreed installment repayment plan.

Before the maturity of the loan, for the interest that Party A fails to repay on time, compound interest shall be calculated at the loan interest rate and interest settlement method agreed in this Contract;

(8) Other remedial measures, including but not limited to:

1. Deducting the corresponding amounts in RMB or other currencies from the accounts opened by Party A in the CCB system, without the need for prior notice to Party A;

2. Exercising security rights;

3. Requiring Party A to provide new security meeting Party B's requirements for all debts under this Contract;

4. Refusing Party A's disposition of the corresponding amounts in the accounts opened by Party A in the CCB system (including but not limited to the fund recovery account), and taking measures such as freezing, stopping payment, and closing non-counter transaction functions on Party A's accounts;

5. Terminating this Contract.

Article 12 Other Provisions

I. Allocation of Expenses

1. All expenses actually incurred by Party B in realizing its claims due to Party A's breach of any provision of this Contract (including but not limited to litigation fees, arbitration fees, property preservation fees, travel expenses, enforcement fees, auction fees, service fees, announcement fees, attorney fees, etc.) shall be borne by Party A;

2. For other expenses, Party A and Party B agree as follows: Unless otherwise agreed in this Contract, all expenses related to financing under this Contract, including custody, appraisal, attorney services, etc. (if any), and expenses that may be borne by the financing party in accordance with laws, regulations, and rules, shall be borne by Party A; the expenses incurred by Party B in conducting due diligence on the financing under this Contract shall be borne by Party B.

II. Use of Party A's Information

Party A agrees that Party B may inquire, print, and preserve Party A's credit status from the Financial Credit Information Basic Database and other credit reporting agencies established in accordance with law, and agrees that Party B may provide Party A's information to the Financial Credit Information Basic Database and other credit reporting agencies established in accordance with law. Party A further agrees that Party B may reasonably use and disclose Party A's information for business purposes.

III. Loan Collection

In the event of Party A's default in repaying the principal and interest of the loan or occurrence of other default events, Party B shall have the right to notify the relevant departments or units, shall have the right to carry out loan collection through various means including WeChat, SMS, instant messaging tools, email, correspondence, door-to-door visits, lawful entrustment of third parties, judicial channels, telephone, manual, outsourced, judicial, and public announcement, and shall have the right to conduct public announcement collection through news media.

IV. Evidentiary Effect of Party B's Records

Unless there is reliable and conclusive evidence to the contrary, Party B's internal accounting records regarding the principal, interest, expenses, and repayment records, the documents, vouchers produced or retained by Party B during Party A's withdrawal, repayment, interest payment, and other business processes, and Party B's records and vouchers of loan collection, shall all constitute valid and conclusive evidence of the creditor-debtor relationship between Party A and Party B. Party A may not raise objections solely on the grounds that the above records, documents, and vouchers are produced or retained unilaterally by Party B.

V. Reservation of Rights

Party B's rights under this Contract shall not affect or exclude any rights it enjoys under laws, regulations, and other contracts. Any indulgence, extension, preferential treatment, or delay in exercising any right under this Contract in respect of any default or delay shall not be deemed a waiver of the rights and interests under this Contract or a permission or recognition of any breach of this Contract, nor shall it limit, prevent, or impede the continued exercise of such right or the exercise of any other right, nor shall it cause Party B to assume any obligation or liability to Party A.

VI. Settlement of Multiple Debts and Set-off

In addition to the debts under this Contract, if Party A owes other debts to Party B, Party A and Party B hereby agree that if Party A's payment is insufficient to settle all debts, the settlement sequence shall be designated by Party B.

Regardless of whether Party A's aforementioned debts are principal debts or accessory debts, whether such debts are due (including accelerated maturity), whether such debts are secured individually or jointly (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit, and other security methods), whether the burden on Party A under such debts is light or heavy (including but not limited to the amount of interest, penalty interest, compound interest, liquidated damages, expenses, or other amounts payable), whether the maturity dates of such debts are early or late, and regardless of the proportion of an individual debt to the total debt, Party B shall have the right to require Party A to settle the debts in the sequence designated by Party B in accordance with this provision, and Party A agrees not to raise any objection.

Meanwhile, Party B shall have the right to deduct funds in RMB or other currencies from the accounts opened by Party A in the CCB system for the settlement of any due (including accelerated maturity) debt.

VII. Deduction of Payable Amounts

For all amounts payable by Party A under this Contract, Party B shall have the right to deduct the corresponding amounts in RMB or other currencies from the accounts opened by Party A in the CCB system without the need for prior notice to Party A. If foreign exchange settlement or foreign exchange trading procedures are required, Party A shall have the obligation to assist Party B in completing such procedures, and the exchange rate risk shall be borne by Party A.

VIII. Dispute Resolution

In the event of any dispute arising during the performance of this Contract, it may be resolved through consultation. If consultation fails, it shall be resolved by the following Option 1:

1. Filing a lawsuit with the People's Court at the domicile of Party B.

2. Submitting to the Arbitration Commission (place of arbitration: ), for arbitration in accordance with the arbitration rules in effect at the time of application for arbitration. The arbitral award shall be final and binding upon both Parties.

During the litigation or arbitration period, the provisions of this Contract that do not involve the dispute shall still be performed.

IX. Conditions for Contract Effectiveness

The borrowing enterprise and the co-borrower fully understand and agree that: This Contract shall become effective to both the borrowing enterprise and the co-borrower simultaneously after the co-borrower clicks "Sign" (or other button of equivalent meaning) on behalf of both the borrowing enterprise and himself/herself and completes the electronic channel password verification.

If the offline signing method is adopted, this Contract shall become effective after being signed by the legal representative (person in charge) or authorized agent of the borrowing enterprise and affixed with the official seal of the borrowing enterprise, and affixed with the official seal of Party B. If there is a co-borrower, this Contract shall become effective to the co-borrower after being signed by the co-borrower or his/her authorized agent.

The notices, announcements, notifications, and other information materials related to this business that are displayed by the Lender to the Borrower through CCB online banking, mobile banking, and other channels during the business processing under this Contract shall constitute valid components of this Contract.

X. Other Agreed Matters

1. Both Parties to this Contract confirm and agree that: This Contract is signed by both Parties in the data message form recognized by both Parties; the electronic signature method used by the Borrower in the Lender's electronic system is a reliable electronic signature method agreed upon by both Parties; the method by which the Borrower logs into the Lender's electronic system is an identity authentication method recognized by both Parties, and all operations made after such identity authentication shall be deemed to be made by the Borrower himself/herself (or his/her authorized agent), and the Borrower undertakes to be responsible for the legal consequences arising therefrom.

2. When the Borrower handles this loan through the Lender's electronic banking channels, it shall simultaneously comply with the electronic banking service agreement and the relevant business rules published by the Lender from time to time through branches, websites, or electronic banking channels. The aforementioned agreement and business rules shall supplementarily apply to the rights and obligations relationship between both Parties under this Contract.

3. Agreed Service of Process Clause

Party A and Party B hereby make the following agreement regarding the addresses for service and legal consequences of various notices, agreements, and documents related to this Contract:

(1) Address for Service

1) Party A confirms that its valid address for service is: Same as Party A's communication address

2) Party B confirms that its valid address for service is: Same as Party B's communication address

(2) Scope of Application of Address for Service

The above address for service shall apply to the service of various notices, agreements, and documents related to this Contract, including but not limited to the service of various notices and documents during the performance of the Contract, the service of relevant documents and legal instruments when disputes arise from the Contract, and the service of relevant documents in the first instance, second instance, retrial, and enforcement proceedings and other procedures after the dispute enters arbitration or civil litigation procedures.

(3) Change of Address for Service

1) If Party A needs to change the address for service, it shall notify Party B in writing at least five (5) working days in advance, and the written notice shall be served at Party B's address for service;

2) If Party B needs to change the address for service, it shall notify Party A by any means including but not limited to written notice, email, SMS, or public announcement.

3) If a Party changes its address in arbitration or civil litigation, that Party shall also fulfill the written notification obligation to the arbitral institution or court.

4) After a Party fulfills the change notification obligation in accordance with the above provisions, the changed address for service shall be the valid address for service; otherwise, the previously confirmed address for service shall remain the valid address for service.

(4) Legal Consequences

1) If, due to inaccurate address for service provided or confirmed by any Party, failure to timely fulfill the notification obligation in accordance with the above method after the change of address for service, or refusal to sign for receipt by that Party or its designated recipient, various documents including notices, agreements, and legal instruments fail to be actually received by that Party, in the case of service by mail, the date of return of the document shall be deemed the date of service; in the case of direct service, the date on which the server records the circumstances on the certificate of service on the spot shall be deemed the date of service.

2) For the above address for service, the arbitral institution and court may directly serve by mail. Even if the party fails to receive the documents served by mail by the arbitral institution or court, due to the above agreement, it shall be deemed as service.

4. The prices and extra charges under this Contract are all inclusive of value-added tax, unless otherwise agreed by the parties.

5. Invoice

5.1 Party B shall issue invoices in accordance with the following option:

(1) If Party A requests an invoice, Party B shall issue a value-added tax invoice for the amount of the current payment after receiving the payment from Party A.

(2) Other agreement:

5.2 Invoice information provided by Party A

Company Name (Full Name):

Taxpayer Identification Number:

Bank Account:

Bank of Deposit:

Address: Telephone:

5.3 If circumstances arise requiring the cancellation of an invoice or the issuance of a red-letter invoice, Party A shall provide assistance in a timely manner in accordance with Party B's requirements. If due to Party A's reasons, the invoice cannot be cancelled or a red-letter invoice cannot be issued, Party A shall compensate Party B for all losses, including but not limited to taxes, surcharges, penalties, and late fees.

6. If Party A is an overseas institution of the People's Republic of China, and the prices and extra charges under this Contract are eligible for tax preferences and require tax filing in accordance with laws, regulations, rules, or relevant provisions of relevant departments, Party A shall provide Party B with sufficient and accurate value-added tax tax preference filing materials in a timely manner in accordance with Party B's requirements to assist Party B in completing tax filing and other work.

Article 13 Declaration Clauses

I. Party A clearly understands the business scope and authorized authority of Party B.

II. Party A has carefully read all the clauses of this Contract and has paid special attention to the content in bold and bold font. Party B has clearly explained the relevant clauses to Party A at Party A's request, and Party A fully understands the meaning of all clauses and the corresponding legal consequences.

III. Party A's execution and performance of its obligations under this Contract comply with the provisions of laws, administrative regulations, rules, and Party A's articles of association or internal organizational documents, and have been approved by the competent internal authorities and/or state competent authorities of the company.

IV. Party A's production and operation are lawful and compliant;

V. Party A has the ability to continue its operations and has a lawful source of repayment;

VI. Party A undertakes that all loans under this Contract are based on the genuine needs of the specific purpose of the loan and do not exceed its actual needs.

VII. Party A and its controlling shareholder have good credit status and no material adverse records.

VIII. Party B shall have the right to entrust other branches of CCB to disburse the loan under this Contract and to exercise and perform the rights and obligations of Party B under this Contract, and Party A has no objection thereto.

IX. Party A declares that at the time of entering into this Contract, neither Party A nor its material related parties have any conduct or circumstances in violation of environmental and social risk management laws, regulations, and rules, and undertakes that after entering into this Contract, Party A will strengthen its own and its material related parties' environmental and social risk management, strictly comply with relevant laws, regulations, and rules on environmental and social risk management, and prevent any harm and related risks to the environment and society in construction, production, and operation activities (including but not limited to environmental and social issues related to energy consumption, pollution, land, health, safety, resettlement, ecological protection, energy conservation and emission reduction, climate change, etc.). Party A acknowledges that Party B shall have the right to supervise Party A's environmental and social risk management and shall have the right to require Party A to submit environmental and social risk reports. If the above declaration by Party A is false or the above undertaking is not performed, or if Party A may cause environmental and social risks, Party B shall have the right to suspend credit to Party A (including but not limited to refusing to disburse loans, provide financing, or issue letters of guarantee, letters of credit, or bank acceptance bills), or declare the principal and interest of claims (including but not limited to loans, financing, and advances that have occurred or may occur) due in advance, or take other remedies agreed in this Contract or permitted by law.

If the customer has any questions, opinions, or suggestions regarding CCB products or services, they may call the CCB 95533 customer service and complaint hotline for consultation and feedback.

Party A (Borrower)

Borrowing Enterprise: WIPO (Shanghai) New Energy Technology Co. Ltd

Legal Representative or Authorized Agent:

Co-Borrower:

Party B (Lender):

CCB Shanghai Putuo Branch

Small and Micro Enterprise Credit Business Special Seal

632690MG0R

Date of Signing: May 23, 2023